Exhibit 4.34

Equity and Creditor’s Rights Transfer Agreement (RMB60 million)

(Summary Translation)

This Agreement is entered into on December 22, 2014 by and among the following parties:

Party A 1: Beijing China Index Information Co., Ltd.

Party A 2: Shanghai SouFun Advertising Co., Ltd.

Party A 3: Beijing Tian Xia Dai Information Service Co., Ltd.

Party B 1: Beijing Zhonghongxin Investment Management Co., Ltd.

Party B 2: Beijing Zhongyinggu Investment Management Co., Ltd.

Party B 3: Li Huilan

Party B 4: Zhang Xiaoqin

Party C: Beijing RunZe Microfinance Co., Ltd.

Party D: Chen Xingtian

Party C is a limited liability company incorporated in Beijing, the PRC as of December 30, 2011 and validly existing under the laws of the PRC, which is qualified to provide micro loans.

Article 1 Transfer of Shares

1.1	Subject of the share transfer

Party B 1 holds 25% of the shares of Party C; Party B 2 holds 5% of the shares of Party C; Party B 3 holds 10% of the shares of Party C and Party B 4 holds 20% of the shares of Party C.

1.2	Prior to completion of the share transfer, the shareholding structure of Party C is as follows:

Name of shareholder	Number of shares (ten thousand)	Shareholding ratio
Beijing Zhonghongxin Investment Management Co., Ltd.	2500	25%
Beijing Zhongyinggu Investment Management Co., Ltd.	500	5%
Li Huilan	1000	10%
Zhang Xiaoqin	2000	20%
Beijing Lu’an Fulin Car Rental Co., Ltd.	2000	20%
Beijing RunZe Crowd-Investing Technology Co., Ltd.	2000	20%
Total	10,000	100.00

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After completion of the share transfer, the shareholding structure of Party C will be as follows:

Name of shareholder	Number of shares (ten thousand)	Shareholding ratio (%)
Beijing China Index Information Co., Ltd.	2000	20%
Shanghai SouFun Advertising Co., Ltd.	2000	20%
Beijing Tian Xia Dai Information Service Co., Ltd.	2000	20%
Beijing Lu’an Fulin Car Rental Co., Ltd.	2000	20%
Beijing Runze Crowd-Investing Technology Co., Ltd.	2000	20%
Total	10,000	100.00

1.3	Price of the share transfer

It is agreed by the transferors and the transferees of the shares that, the share transfer price shall be RMB1 per share.

Article 2 Transfer of Creditor’s Rights

2.1	Subject of the assignment of creditor’s rights

Party C owns the creditor’s rights totaling RMB60 million through granting micro loans.

2.2	Details of the assignment of creditor’s rights

Party C assigns the creditor’s rights totaling RMB25 million to Party B 1, the creditor’s rights totaling RMB5 million to Party B 2, the creditor’s rights totaling RMB10 million to Party B 3, and the creditor’s rights totaling RMB20 million to Party B 4.

2.3	Price of the assignment of creditor’s rights

It is agreed by the assignors and the assignees of the creditor’s rights that, the price of the assignment of creditor’s rights shall be the loan principal amount of the subject loans, that is, Party B 1 shall pay RMB25 milion to Party C as the assignment price of the creditor’s rights; Party B 2 shall pay RMB5 million to Party C as the assignment price of the creditor’s rights; Party B 3 shall pay RMB10 million to Party C as the assignment price of the creditor’s rights; and Party B 4 shall pay RMB20 million to Party C as the assignment price of the creditor’s rights.

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Party D agrees to be irrevocably and jointly liable to Party C for the payment obligation of the assignees of the above-referenced creditor’s rights.

Article 3 Payment of Transfer of Shares and Creditor’s Rights

3.1	The parties agree that, the RMB60 million share transfer price payable by the transferees of the shares to the transferors thereof with regard to this share transfer shall be directly paid by the transferees of the shares to Party C and shall at the same time set off the total amount of RMB60 million assignment price of creditor’s rights payable to Party C by the transferors of the shares (who are also the assignees of the creditor’s rights) with regard to this assignment of creditor’s rights.

3.2	The parties agree that, within 6 business days upon execution hereof, the transferees of the shares shall directly pay the RMB60 million fund as agreed in article 3.1 hereof to a joint account of Party C:

3.3	The parties agree that:

3.3.1	Upon full payment of RMB60 million to Party C by the transferees of the shares as set forth in article 3.2 hereof, the payment obligation of the transferees of the shares regarding the share transfer shall be fulfilled.

3.3.2	Upon full payment of RMB60 million to Party C by the transferees of the shares as set forth in article 3.2 hereof, the payment obligation of the transferors of the shares (who are also the assignees of the creditor’s rights) regarding the assignment of claims shall be fulfilled.

3.4	The parties agree that all taxes incurred in connection with the transfer of shares and assignment of creditor’s rights and payable by the parties shall, pursuant to applicable laws, regulations and requirements of regulatory authorities, be borne by each party respectively.

3.5	Supervision on the fund in the joint account of Party C:

3.5.1	The fund of RMB60 million paid to the joint account of Party C by the transferees of the shares shall be solely used in Party C’s main business and the expenditures related thereto and shall not be used to repay banks or other external debts of Party C unless agreed and confirmed in writing by Party A 1, Party A 2, Party A 3 and Party C. Party D agrees that, if Party C, for any reason whatsoever, uses such RMB60 million fund or any part thereof to repay its bank loans or other external debts, it shall indemnify the transferees of the shares for such amount as used in repaying external debts.

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3.5.2	The fund in the joint account of Party C shall be jointly managed by Party A 1 and Party C pursuant to the bank co-management agreement and Party C shall not use any monies in such account unless agreed and confirmed in writing by Party A 1. Such account shall be subject to co-management until such time as the share transfer has been approved by the finance service office of Beijing and the formalities for registration with the industrial and commercial authorities have been completed.

Article 4 Claims and Liabilities

4.1	Party C and Party D confirm that Party C has not executed any external guarantee documents and has no debts which are not disclosed to the transferees of the shares when the transferees of the shares become shareholders of Party C.

4.2	Party D agrees that, it shall be liable for any debts or guarantee liabilities which are not disclosed to the transferees of the shares by Party C, if any, when the transferees of the shares become shareholder of Party C. If Party C has undertaken the said debts or guarantee liabilities, Party D shall, within 5 business days upon actual payment made by Party C, indemnify the investors according to the shareholding ratio of each transferee of the shares and based on the total amount actually paid by Party C for the said debts or guarantee liabilities.

Article 5 Representations and Warranties

Each party hereto individually but not jointly represents, warrants and covenants that:

5.1	As of the date hereof, it is a legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation; or a natural person who has full capacity for civil conduct.

5.2	It has the full power and authority to execute and perform this Agreement as certified by the resolution of its shareholders’ meeting and it has the full qualifications and/or capacity to execute the Agreement pursuant to laws of the PRC.

5.3	Execution or performance hereof shall not be in violation of any major contracts or agreements to which it is a party or binding upon it or its assets.

5.4	The authorized representative singed hereon has been duly authorized to sign this Agreement pursuant to a valid power of attorney or a valid legal representative certificate or a notarization.

5.5	Transferors of the shares warrant that the shares transferred to transferees of the shares have independent rights and interests and are free of any pledge or dispute or lawsuit.

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5.6	Party C and Party D have disclosed all information and materials related to this share transfer and relevant transactions which are known to or understood by them to the transferees of the shares fully, in detail and in time, without any omission, misleading or false information which may result in losses of the transferees of the shares.

5.7	It warrants that it shall fully and actively perform all contents hereof.

Article 6 Breach and Liability for Breach

6.1	Should the transferees of shares delay in performing its payment obligation hereunder, they shall, for each day delayed, pay the transferors of the shares a penalty equal to 0.03% of the share transfer price; should the transferors of the shares, Party C or Party D makes false representations and covenants or fail to perform relevant obligations according to provisions hereof, they shall pay the transferees of the shares a penalty equal to 10% of the share transfer price and the transferees of the shares shall have the right to unilaterally terminate the Agreement.

6.2	In case of any breach, the breaching party shall indemnify the non-breaching party for all expenses incurred as a result of such breach and all losses caused thereby.

6.3	Payment of expenses and losses arising out of breaches shall not prejudice the non-breaching party’s right to request the breaching party to indemnify its loss, to continue to perform the Agreement or to terminate the Agreement.

Article 7 Effect, Modification and Termination of the Agreement

7.1	This Agreement shall become effective as of the date of execution.

7.2	No modification or amendment hereto shall be valid unless it is separately negotiated by the parties and set forth in a written agreement entered into by the parties.

7.3	This Agreement shall be terminated if:

7.3.1	All parties hereto agree to terminate the Agreement upon negotiation;

7.3.2	Any of the transferees of the shares shall have the right to unilaterally terminate the Agreement if the share transfer has not been approved by or has been rejected by the finance service office of Beijing up to June 30, 2015; or

7.3.3	The Agreement has to be terminated as it is impossible to be performed due to force majeure.

In each case, the party who is entitled to request termination hereof as set forth herein shall notify the other party in writing and such notice shall become effective immediately upon being served to the other parties.

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7.4	Upon termination hereof, the parties agree that the RMB60 million fund paid to Party C by the transferees of the shares (and all profits gained from the relevant business) shall be directly refunded to the transferees of the shares by Party C. If any part of such RMB60 million fund (and all profits generated thereby) has been used to grant loans and has not been recovered yet, Party C shall transfer the corresponding creditor’s rights to the transferees of the shares as an equivalent of such non-refundable fund and the percentage of claims to be received by each transferee of the shares shall be negotiated by the transferees of the shares.

Article 8 Dispute Resolution

8.1	The validity, interpretation and performance hereof shall be governed by laws of the PRC.

8.2	Any dispute of the parties arising from the Agreement shall be firstly settled through amicable negotiation. If no agreement can be reached through negotiation, any party may refer such dispute to the people’s court at the location of Party A 1.

[Signature page follows]

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[Signature page to Equity and Creditor’s Rights Transfer Agreement]

Party A 1: Beijing China Index Information Co., Ltd. (seal)
Legal representative or authorized representative (signature):	/s/ Mo Tianquan

Party A 2: Shanghai SouFun Advertising Co., Ltd. (seal)
Legal representative or authorized representative (signature):	/s/ Mo Tianquan

Party A 3: Beijing Tian Xia Dai Information Service Co., Ltd. (seal)
Legal representative or authorized representative (signature):	/s/ Mo Tianquan

December 22, 2014

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[Signature page to Equity and Creditor’s Rights Transfer Agreement]

Party B 1: Beijing Zhonghongxin Investment Management Co., Ltd. (seal)
Legal representative or authorized representative (signature):	/s/ Chen Xingtian

Party B 2: Beijing Zhongyinggu Investment Management Co., Ltd. (seal)
Legal representative or authorized representative (signature):	/s/ Liu Meifang

Party B 3: Li Huilan (signature):	/s/ Li Huilan

Party B 4: Zhang Xiaoqin (signature):	/s/ Zhang Xiaoqin

Party C: Beijing RunZe Microfinance Co., Ltd. (seal)
Legal representative or authorized representative (signature):	/s/ Chen Xingtian

Party D: Chen Xingtian (signature):	/s/ Chen Xingtian

December 22, 2014

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